UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

May 17, 2021

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value per Share	SCKT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer

On May 18, 2021, Socket Mobile, Inc. (the “Company”) announced that Dave Holmes commenced employment as the Company’s Chief Business Officer on May 17, 2021. He reports to the Company’s Chief Executive Officer, Kevin Mills.

Mr. Holmes, age 46, has over 20 years of professional experience in the NFC and mobile payments industry. He has worked with NXP and Identive, and his more recent expereince was with UL’s Cybersecurity division, where he was responsible for their Global Strategic Accounts. Mr. Holmes holds an MBA from Portland State University and a BS in Industrial Engineering from the University of Nebraska.

A copy of the press release dated May 18, 2021 is attached hereto as Exhibit 99.1.

Compensation Arrangements with Mr. Holmes

The material terms of Mr. Holmes’ employment are as follows:

(a)	Mr. Holmes’ annual base salary is $220,000. He is eligible to participate in the Company’s 2021 Management Incentive Variable Compensation Plan with an annual target bonus of $60,000.

(b)	The Company will grant Mr. Holmes options to purchase a total of 100,000 shares of Common Stock of the Company pursuant to the Company’s 2004 Equity Incentive Plan. The grant will vest over 72 months, vesting 1/6th of the shares after twelve months of employment, and vesting in additional 1/72nd increments each month for the following 60 months.

(c)	The Company will also grant Mr. Holmes 7,000 shares of Restricted Stock Award, to be vested over 44 months, with 15% after 8 months on February 1, 2022. The remaining shares will vest on the February 1st of subsequent years at the rate of 20%, 25%, and 40%, respectively, subject to him being a continuing employee on the vesting dates.

(d)	Mr. Holmes will participate in the benefit programs available to the Company’s employees and executive officers.

In connection with his employment, Mr. Holmes executed an Executive Employment Agreement (the “Employment Agreement”), which is attached hereto as Exhibit 10.1. The following summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to such Exhibit.

Under the terms of the Employment Agreement, which is scheduled to expire on May 17, 2027 and expected to be renewed, termination of his employment may occur at any point, with or without Cause (as defined in the Employment Agreement). Should termination of employment without Cause occur, or if Mr. Holmes becomes disabled and is unable to continue his employment and is therefore terminated, he is entitled under the Employment Agreement to (i) receive his regular base salary for a period of two (2) months plus one month for each completed two years of service up to a maximum of five (5) months following termination, (ii) receive reimbursement for payment of his COBRA premiums for the lesser of six (6) months after the employment termination date or until he is eligible for alternative health insurance benefits, including benefits provided by another employer, (iii) receive a pro-rata share of the full variable compensation amount to which he would otherwise be entitled to under the Management Variable Incentive Compensation Plan for the quarter in which he is terminated, as well as being entitled to purchase from the Company at book value certain items that were purchased by the Company for his use, which may include a personal computer, a cellular phone and other similar items. Stock options granted to Mr. Holmes shall cease vesting immediately upon the date of termination of employment, but vested stock options will be exercisable for twenty-four (24) months following the employment termination date. If Mr. Holmes has at least ten (10) years of continuous service to Company on or before the employment termination date, the vested stock options will be exercisable until the expiration date of the options. Mr. Holmes’ unvested restricted stocks will be prorated and vested as of the employment termination date. None of the above consideration will be paid unless Mr. Holmes executes without subsequent revocation a general release of claims satisfactory to the Company.

There are no family relationships between Mr. Holmes and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Employment Agreement
99.1	Press release dated May 18, 2021, announcing the employment of Mr. Holmes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: May 18, 2021	/s/ Lynn Zhao
Name: Lynn Zhao Vice President, Finance and Administration and Chief Financial Officer